                                                                      Exhibit 12

                 SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                         (In thousands, except ratios)

                                                                    Years Ended April 30,
                                             --------------------------------------------------------------------
                                               1995           1996           1997           1998          1999
                                             --------       --------       --------       --------       --------
Fixed charges, as defined:
 Interest on long-term debt                  $ 10,127       $ 11,758       $ 11,769       $ 12,300       $ 14,599
 Amortization of debt issue costs                 474            476            368            383            456
                                             --------       --------       --------       --------       --------

      Total fixed charges                    $ 10,601       $ 12,234       $ 12,137       $ 12,683       $ 15,055
                                             ========       ========       ========       ========       ========

Earnings, as defined:
 Income (loss) before income taxes
  and extraordinary item                     $  2,022       $ (3,091)      $ (3,509)      $  1,302       $  1,496

 Fixed charges (as shown above)                10,601         12,234         12,137         12,683         15,055
                                             --------       --------       --------       --------       --------

      Earnings available for fixed charges   $ 12,623       $  9,143       $  8,628       $ 13,985       $ 16,551
                                             ========       ========       ========       ========       ========

Ratio of earnings to fixed charges              1.19x           .75x           .71x          1.10x          1.10x
                                             ========       ========       ========       ========       ========